Resources Connection, Inc.’s David White Resigns from Board

DALLAS, Texas, August 7, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global professional services firm, announced today that David White has resigned as Lead Independent Director and a director of the Board of Directors (the “Board”) of the Company effective August 3, 2025. Mr. White is leaving to become the interim executive director for the NFL Players Association.

Upon Mr. White’s resignation, the Board determined that no Lead Independent Director was necessary given that Bob Pisano, the Chair of the Board, is independent. The Board also appointed Roger Carlile to serve as the Chair of the Compensation Committee.

Mr. Pisano said, “We are grateful for David’s many contributions to the Company over his 4 years of service to the Board. His leadership and thoughtful advice have been exceptional and we wish him well in his new position as a fully dedicated leader of the NFL players union. David, a veteran labor executive, has guided some of the most prominent entertainment and financial organizations in the world. We will miss him.”

ABOUT RGP
RGP is a global professional services leader that helps businesses navigate complex challenges with flexible, high-impact solutions across Finance, HR, Operations, and Technology. With 2,300+ experts worldwide and decades of experience, we’re a trusted partner to the C-Suite—optimizing performance, accelerating transformation, and executing critical initiatives from strategy to automation and AI. Whether enterprises need embedded expertise, strategic consulting, or fully outsourced solutions, RGP is built to meet organizations where they are.

Based in Dallas, TX with offices worldwide, we annually engage with over 1,600 clients around the world from 41 physical practice offices and multiple virtual offices. RGP is proud to have served 88% of the Fortune 100 as of May 2025 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2025, America’s Best Midsize Employers 2025, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com